UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 3, 2012

Auxilium Pharmaceuticals, Inc.

(Exact Name of Registrant Specified in Charter)

Delaware	000-50855	23-3016883
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

40 Valley Stream Parkway Malvern, PA		19355
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (484) 321-5900

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) The employment of each of (i) Ms. Jennifer Evans Stacey, Esq., Executive Vice President, General Counsel and Secretary and (ii) Dr. Edward J. Arcuri, Executive Vice President, Technical Operations, by Auxilium Pharmaceuticals, Inc. (the “Company”) terminated on February 3, 2012. Each of Ms. Stacey’s and Dr. Arcuri’s Amended and Restated Employment Agreements, each dated December 23, 2010, provide for certain severance benefits subject to the execution and non-revocation by the applicable individual of a written release in a form provided by the Company (each, a “Release”). The Company is currently discussing the terms of such Releases with each of Ms. Stacey and Dr. Arcuri. The Company will make all necessary disclosures with respect to any such Releases upon the conclusion of such discussions.

(c) Effective as of February 3, 2012, the board of directors of the Company (the “Board”) appointed Andrew I. Koven as Executive Vice President, Chief Administrative Officer and General Counsel of the Company, as well as Secretary of the Company, to serve at the pleasure of the Board. Mr. Koven, 54, has over 26 years of experience practicing law, most of which has been in the pharmaceutical industry. From September 2011 to November 2011, Mr. Koven served as President and Chief Administrative Officer of Neurologix, Inc., where he was responsible for the company’s business development, human resources, legal, compliance and general operations. From May 2010 to May 2011, Mr. Koven served as Executive Vice President and Chief Administrative and Legal Officer of Inspire Pharmaceuticals, Inc., where he oversaw all matters related to legal, quality and compliance, corporate development and licensing and technical operations prior to the strategic acquisition of the company by Merck & Co. Prior to Inspire, Mr. Koven served as Executive Vice President, General Counsel and Corporate Secretary of Sepracor Inc. from March 2007 to April 2010. During his time at Sepracor, Mr. Koven was significantly involved with, and/or managed, all intellectual property, employment, regulatory, corporate governance, litigation, compliance, commercial transactions, sales and marketing policies and procedures and all corporate development and licensing and merger and acquisition activities, including the acquisition of Sepracor by Dainippon Sumitomo Pharma Co. in 2009. Prior to Sepracor, Mr. Koven served as Executive Vice President, General Counsel and Corporate Secretary at Kos Pharmaceuticals, Inc. from August 2003 through February 2007, where he oversaw the company’s legal, compliance and quality assurance departments until the acquisition of the company by Abbott Laboratories in 2006. Previously, he served as Senior Vice President and General Counsel at Lavipharm Corporation from 2000 to 2003 and held positions of increasing responsibility at Warner-Lambert Company as Assistant General Counsel, Pharmaceuticals N.A. and Assistant General Counsel, Consumer Healthcare N.A. from 1993 to 2000. Mr. Koven also previously served as Counsel, Corporate and Investment Division for the Equitable Life Assurance Society of the United States and as a Corporate Associate in the law firm of Cahill Gordon & Reindell. Mr. Koven was previously a member of the board of directors of Neurologix, Inc. Mr. Koven received a B.A. in Political Science from Dalhousie University, in Halifax, Nova Scotia, Canada, an LL.B. from Dalhousie University Law School and an LL.M. from Columbia University School of Law.

On February 3, 2011, the Company entered into an employment agreement (the “Employment Agreement”) with Mr. Koven pursuant to which Mr. Koven will serve as the Company’s Executive Vice President, Chief Administrative Officer and General Counsel. The Employment Agreement, which is effective immediately, provides that Mr. Koven shall receive an initial annual base salary of $425,000, which will be reviewed annually for appropriate increases by the Board or by the Board’s Compensation Committee. In addition, Mr. Koven will be granted a non-qualified option to purchase 250,000 shares of the Company’s common stock at an exercise price per share equal to the last reported sale price of a share of the Company’s common stock on the NASDAQ Global Select Market on February 3, 2012. The option vests 25% on February 3, 2013 (one year after the date of grant) with the balance vesting in three equal annual installments thereafter. The option is subject to the terms of the Company’s 2004 Equity

Compensation Plan, as amended and restated (the “Plan”), and the standard form of non-qualified stock option agreement used by the Company for its senior level executives.

Within 90 days of February 3, 2012, Mr. Koven will also be granted a performance stock award representing the right to receive a target of 15,400 shares (subject to adjustment based on recommendations from a compensation consultant to the Compensation Committee of the Board) of the Company’s common stock upon the achievement of certain performance goals to be set by the Compensation Committee of the Board. The actual number of shares of the Company’s common stock earned may be greater or less than the target, based on the achievement of the performance goals. Upon achievement of a threshold performance goal to be determined by the Compensation Committee of the Board, and subject to Mr. Koven remaining employed through the date the performance goals are achieved, the shares of the Company’s common stock subject to the performance stock award shall vest 33% on the date the threshold performance goal is achieved, 33% on the first anniversary of the date the threshold performance goal is achieved, and 34% on the second anniversary of the date the threshold performance goal is achieved. The performance share award will be subject to the terms of the Plan and the standard form of performance share award agreement used by the Company for its senior level executives.

The Employment Agreement provides that Mr. Koven will be entitled to participate in incentive compensation plans that the Company establishes. Mr. Koven’s annual bonus eligibility will be a target of 50% of his base salary, subject to achievement of goals to be established by the Board or the Compensation Committee of the Board. Mr. Koven is also eligible for benefits and participation in the Company’s employee benefit plans available to the Company’s senior level executives or to its employees generally. Participation in employee benefits plans will be subject to the terms of the benefit plans in effect from time to time. The Employment Agreement also entitles Mr. Koven to reimbursement of certain housing and commuting expenses.

The Employment Agreement may be terminated by the Company at any time for cause or upon 30 days written notice (or payment of base salary during such notice period in lieu of notice) without cause. If, prior to a change of control of the Company, the Company terminates Mr. Koven’s employment without cause or the Company chooses not to renew the term of the Employment Agreement, the Company will be obligated to pay Mr. Koven severance in an amount equal to (a) 1 times Mr. Koven’s base salary in effect at the time of his termination, plus (b) 1 times his average annual bonus for the two fiscal years preceding his termination (provided that, if such termination occurs prior to the payment of Mr. Koven’s annual bonus for 2012, such amount shall be deemed to be the target annual bonus for the year of termination). The severance amount shall be paid in equal monthly installments over the 12-month period following his termination. The Company would also be obligated to cover the COBRA reimbursement costs for Mr. Koven’s and, where applicable, his spouse’s and dependents’ continued participation in the Company’s group health plan during the 12-month period following his termination (less any amount Mr. Koven would be required to contribute if he were an active employee).

Notwithstanding the foregoing, if a change of control occurs during the employment term and Mr. Koven’s employment is terminated without cause or he resigns for good reason, or if the Company fails to renew the term of the Employment Agreement as then in effect, during the one-year period following the change of control, Mr. Koven will be entitled to the following change of control severance benefits:

•

a lump sum payment equal to 1.5 times his base salary in effect at the time his employment is terminated plus 1.5 times his average annual bonus for the two fiscal years preceding his termination (provided that, if such termination occurs prior to the payment of Mr. Koven’s annual bonus for 2012, such amount shall be deemed to be the target annual bonus for the year of termination);

•	COBRA reimbursement costs during the 18-month period after his employment is terminated (upon the same terms as a termination prior to a change of control); and

•	immediate vesting of all outstanding options and stock awards.

In addition to the foregoing, the Employment Agreement also provides that, upon a termination of Mr. Koven’s employment, Mr. Koven will be entitled to receive any benefits accrued in accordance with the terms of any applicable benefit plans and programs of the Company. Upon a termination of Mr. Koven’s employment, Mr. Koven has agreed to resign all positions at the Company.

If payments become due as a result of a change of control and the excise tax imposed by Internal Revenue Code (the “Code”) Section 4999 applies, the terms of the Employment Agreement provide that the total payments to be made to Mr. Koven will be reduced to the extent, and only to the extent, necessary to assure that their aggregate present value, as determined in accordance the applicable provisions of Section 280G of the Code and the regulations thereunder, does not exceed the greater of (i) the amount that could be received by Mr. Koven without the imposition of an excise tax under Section 4999 of Code and (ii) the greatest after-tax amount payable to Mr. Koven after taking into account any excise tax imposed under section 4999 of the Code on such total payments.

Additionally, the Employment Agreement includes non-competition, confidentiality, development assignment, non-disparagement and non-solicitation covenants. For a period of one year after termination of Mr. Koven’s employment for any reason, he may not directly or indirectly engage in any business or other activity in the U.S. and Canada that competes with the Company in the sale of pharmaceutical or other products being manufactured, marketed, distributed or developed by the Company while Mr. Koven is employed by the Company and at the time of termination of his employment. The Employment Agreement also provides that Mr. Koven must disclose and assign all developments discovered in connection with his employment, and that for the one-year period after termination of his employment for any reason, he may not (i) solicit the Company’s customers with respect to products then sold or under development by the Company or encourage any customer to cease doing business with the Company (provided that the foregoing does not apply to certain general solicitations) or (ii) solicit or recruit the Company’s employees.

The foregoing is a summary description of certain terms of the Employment Agreement and, by its nature, is incomplete. The Company will file the Employment Agreement as an exhibit to its Annual Report on Form 10-K for the fiscal year ending on December 31, 2011 or its Quarterly Report on Form 10-Q for the fiscal quarter ending on March 31, 2012. All readers are encouraged to read the Employment Agreement when it is filed. The Company’s filings may be accessed electronically by means of the SEC’s home page on the Internet at http://www.sec.gov or by means of the Company’s home page on the Internet at http://www.auxilium.com under the heading “For Investors – SEC Filings.”

Item 7.01	Regulation FD Disclosure.

On February 6, 2012, the Company issued a press release announcing:

•

the departures of Ms. Stacey as Executive Vice President, General Counsel and Secretary of the Company; Dr. Arcuri as Executive Vice President, Technical Operations of the Company, and Mr. Edward F. Kessig as Senior Vice President, Sales, of the Company and

•

the appointments of Mr. Koven as Executive Vice President, Chief Administrative Officer and General Counsel of the Company; Mr. Mark A. Glickman as Senior Vice President, Sales, of the Company; and Mr. Darrin Bryan as Vice President, Commercial Analytics of the Company.

The full text of such press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

99.1	Press Release, dated February 6, 2012, issued by Auxilium Pharmaceuticals, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

AUXILIUM PHARMACEUTICALS, INC.

Date: February 6, 2012	By:	/s/ Adrian Adams

Adrian Adams
Chief Executive Officer and President

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

99.1	Press Release, dated February 6, 2012, issued by Auxilium Pharmaceuticals, Inc.